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                                                                     EXHIBIT 4.5


                             INVESTMENT AGREEMENT


     INVESTMENT AGREEMENT, dated as of December 30, 1999 (the "Agreement"), by and among Emeritus Corporation, a Washington corporation (the "Company"), Daniel
R. Baty and B.F., Limited Partnership (collectively, "Baty"), Saratoga Partners IV, L.P., a Delaware limited partnership ("Saratoga") and Saratoga Management Company LLC.

                               R E C I T A L S:
                               - - - - - - - -

     A. The Company and Saratoga are parties to a Series B Preferred Stock Purchase Agreement, dated as of December 10, 1999, between the Company, as seller, and Saratoga, as purchaser (the "Purchase Agreement"), pursuant to which the Company is issuing and Saratoga is acquiring 40,000 shares of the Company's Series B Convertible Preferred Stock, par value $.0001 per share (the "Series B Preferred Stock"), pursuant to which Saratoga may assign all of its rights and obligations under the Purchase Agreement to certain Saratoga co-investors with respect to up to 10,000 shares of Series B Preferred Stock.

     B. The parties hereto are parties to a Shareholders' Agreement to be entered into upon the closing of the sale of the Series B Preferred Stock (the "Shareholders' Agreement") which provides for, among other things, certain matters relating to the management of the Company, the ownership and transfer of the Series B Preferred Stock and the rights and remedies of Saratoga.

     C. The parties hereto desire to provide for, among other things, certain matters relating to the management of the Company.

                              A G R E E M E N T:
                              - - - - - - - - -

     The parties agree as follows:

                                   ARTICLE I

     SECTION 1.1   Board Change.
                   ------------

     (a) Commencing on January 1, 2007 and continuing until the date of conversion of the Series B Preferred Stock, the holders of the outstanding Series B Preferred Stock shall have the exclusive right but not the obligation, voting separately as a class, to elect a number of directors of the Company at any meeting of shareholders of the Company called for the purpose of electing directors such that the directors elected (including any directors previously elected by the Series B Preferred Stock shareholders
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and currently a member of the board of directors) are one director less than a majority of the board. Upon the vesting of such right of the holders of the Series B Preferred Stock, any applicable number of directors of the Company set forth in the Restated Articles of Incorporation or Restated By-Laws of the Company, as determined pursuant thereto, shall automatically be increased by the appropriate number and the vacancy so created shall be filled promptly by vote of the holders of the outstanding Series B Preferred Stock as hereinabove set forth.

     (b) Upon any conversion or redemption of the Series B Preferred Stock such that the Series B Preferred Stock is no longer outstanding, the term of office of any director then in office elected by the holders of Series B Preferred Stock voting pursuant to this Section 5(c) as a class shall terminate immediately.

     (c) If the office of any director elected by the holders of the Series B Preferred Stock voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the holders of the Series B Preferred Stock voting separately as a class may elect a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the Director elected by the holders of the Series B Preferred Stock voting as a class shall end and the special voting powers vested in the holders of the Series B Preferred Stock as herein provided shall have expired, the number of directors shall be such a number as may be provided for in the Restated Articles of Incorporation or Restated By-Laws of the company, or determined pursuant thereto, irrespective of any increase made pursuant to the foregoing provisions.

     SECTION 1.2.  Management and Advisory Services Fee.  Commencing on January
                   -------------------------------------
1, 2007 and continuing until the date of conversion or redemption of the Series B Preferred Stock such that the Series B Preferred Stock is no longer outstanding, Saratoga may, at its option, require the Company to retain Saratoga Management Company LLC to provide management and advisory services for which Saratoga Management Company LLC would receive fees of no less than $3.2 million per annum payable in advance quarterly. Such services shall include, but shall not be limited to, evaluation of the Company's strategy related to enhancing shareholder value, real estate and corporate financing, and other strategic initiatives related to the Company's business.

                                  ARTICLE II

                                 MISCELLANEOUS
                                 -------------

     SECTION 2.1.  Amendments and Waivers.  Any provision of this Agreement may
                   ----------------------
be amended if, but only if, such amendment is in writing and is signed by all of the parties hereto. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by each of the parties hereto.

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     SECTION 2.2.  Successors and Assigns.  The provisions of this Agreement
                   ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of
                                   --------  -------
rights under this Agreement will be valid unless made in connection with a contemporaneous transfer of Capital Stock (as defined in the Shareholders' Agreement) which is not prohibited by the Shareholders' Agreement. The Company may not assign or otherwise transfer any of its rights or obligations under this Agreement.

     SECTION 2.3.  Counterparts; Effectiveness.  This Agreement may be signed in
                   ---------------------------
any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 2.4.  GOVERNING LAW.  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND
                   -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

     (b) THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE NOW OR HEREAFTER TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     (c) Upon breach or default by the Company with respect to any obligation hereunder, Saratoga (or its agents) shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

     SECTION 2.5  Submission to Jurisdiction; Venue

     (a) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Company hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. The Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to CT Corporation Systems at its address at 1633 Broadway, New York, New York 10019, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

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     (b)  The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 2.6.  Severability.  Any term or provision of this Agreement which
                   ------------
is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              EMERITUS CORPORATION


                              By: /s/ KELLY J. PRICE
                                  --------------------------------------------
                              Name:  Kelly J. Price
                              Title:  Vice President of Finance

                              Emeritus Corporation
                              3131 Elliot Avenue, Suite 500
                              Seattle, Washington  98121
                              Attn: Kelly J. Price
                              Telephone:  (206) 298-2909
                              Telecopier: (206) 301-4500

                              DANIEL BATY

                              /s/ DANIEL BATY
                              -----------------------------------------------
                              Daniel R. Baty

                              3131 Elliot Avenue, Suite 500
                              Seattle, Washington  98121
                              Telephone:  (206) 298-2909
                              Telecopier: (206) 301-4500

                              B.F., LIMITED PARTNERSHIP
                              By Columbia-Pacific Group, Inc. General Partner

                              By: /s/ DANIEL BATY
                                  --------------------------------------------
                              Name: Daniel R. Baty
                              Title:  Chairman

                              B.F., Limited Partnership
                              3131 Elliot Avenue, Suite 500
                              Seattle, Washington  98121
                              Attn: Daniel R. Baty
                              Telephone:  (206) 298-2909

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                              Telecopier: (206) 301-4500

                              SARATOGA PARTNERS IV, L.P.

                              By: SARATOGA ASSOCIATES IV LLC,
                                  as General Partner

                              By: SARATOGA MANAGEMENT COMPANY LLC, as Manager



                              By: /s/ DAVID NIEMIEC
                                  --------------------------------------------
                              Name: David Niemiec
                              Title:

                              SARATOGA MANAGEMENT COMPANY LLC


                              By: /s/ DAVID NIEMIEC
                                  --------------------------------------------
                              Name: David Niemiec
                              Title: